Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements of Comcast Corporation on Form S-3 (No. 333-212719) and Form S-8 (Nos. 333-101295, 333-101645, 333-104385, 333-121082, 333-123059, 333-130844, 333-130845, 333-130847, 333-150976, 333-161468, 333-174416, 333-174417, 333-179638, 333-183008, 333-193903, 333-210085, 333-212716, 333-224456, and 333-224455) of our report dated 18 December 2018 relating to the financial statements of Sky plc as of and for the year ended 30 June 2018 (which report expresses a qualified opinion relating to the lack of presentation of comparative information for the preceding period and includes an emphasis-of-matter paragraph relating to the use of a basis of accounting different from accounting principles generally accepted in the United States of America), appearing in this Current Report on Form 8-K.

/s/ DELOITTE LLP

London, United Kingdom

18 December 2018